Exhibit (g)

INVESTMENT ADVISORY AND MANAGEMENT AGREEMENT

This Agreement (the “Agreement”) is made as of March 3, 2025, by and between C1 Fund Inc., a Maryland corporation (the “Company”), and C1 Advisors LLC, a Delaware limited liability company (“Advisor”).

WITNESSETH:

WHEREAS, the Company is a closed-end management investment company that is in the process of registering under the Investment Company Act of 1940, as amended (the “Investment Company Act”);

WHEREAS, Advisor is an investment adviser that in the process of registering under the Investment Advisers Act of 1940, as amended (the “Advisers Act”); and

WHEREAS, the Company desires to retain Advisor to furnish investment advisory services to the Company, and Advisor wishes to be retained to provide such services, on the terms and conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Company and Advisor hereby agree as follows:

1.            Duties of Advisor.

(a)            Employment of Advisor. The Company hereby employs Advisor to act as the investment adviser to the Company and to provide investment advisory and management services to the Company pursuant to the terms and conditions of the Agreement, subject to the supervision of the Board of Directors of the Company (the “Board”) and in accordance with:

(i)            the written investment objective and investment policies of the Company, as approved from time to time by the Board;

(ii)           the requirements of the Investment Company Act and the Advisers Act, as well as all other federal and state laws, rules and regulations, as applicable; and

(iii)          the Company’s charter and bylaws.

Advisor hereby accepts such employment and agrees during the term hereof to render such services in consideration of receiving the compensation provided for herein.

(b)            Certain Services. Without limiting the generality of Section 1(a), Advisor shall:

(i)            Determine, in the exercise of its investment discretion, the securities and other assets that may be purchased and sold by the Company, including the nature and timing of the changes thereto and the manner of implementing such changes;

(ii)           identify, evaluate and negotiate the structure of the investments made by the Company (including performing due diligence on the Company’s prospective investments);

(iii)          arrange for the execution, closing, and servicing of the Company’s investments, and monitor these investments; and

(iv)         provide the Company with such other investment advisory, management, research and related services as the Company may, from time to time, reasonably require for the investment of its funds.

Advisor shall have the power and authority on behalf of the Company to effectuate its investment decisions for the Company, including the execution and delivery of all documents relating to the Company’s investments and the placing of orders for other purchase or sale transactions on behalf of the Company. In the event that the Company determines to incur debt financing, Advisor shall arrange for such financing on the Company’s behalf, subject to the oversight and any required approval of the Board. If it is necessary for Advisor to make investments on behalf of the Company through a special purpose vehicle, Advisor shall have authority to create or arrange for the creation of such special purpose vehicle and to make such investments through such special purpose vehicle in accordance with the Investment Company Act.

(c)            Sub-Advisers. Subject to the requirements of the Investment Company Act (including any approval by the vote of holders of a majority of outstanding voting securities of the Company required under Section 15(a) of this Act), Advisor is hereby authorized to enter into one or more sub-advisory agreements with other investment advisers (each, a “Sub-Adviser”) pursuant to which Advisor may obtain the services of the Sub-Adviser(s) to assist in providing the investment advisory services required to be provided by Advisor under this Agreement. Specifically, Advisor may retain a Sub-Adviser to recommend specific securities or other investments based upon the Company’s investment objective and written investment policies, and work, along with Advisor, in structuring, negotiating, arranging or effecting the acquisition or disposition of such investments and monitoring investments on behalf of the Company, subject to the oversight of Advisor and the Board. Any sub-advisory agreement entered into by Advisor shall be in accordance with the requirements of the Investment Company Act and other applicable federal and state law. Advisor, and not the Company, shall be responsible for any compensation payable to any Sub-Adviser.

(d)            Independent Contractors. Advisor, and any Sub-Adviser, shall for all purposes herein each be deemed to be an independent contractor and, except as expressly provided or authorized herein, shall have no authority to act for or represent the Company in any way or otherwise be deemed an agent of the Company.

(e)            Books and Records. In accordance with the requirements of the Investment Company Act and rules promulgated thereunder, Advisor shall keep and preserve for the required period all books and records relevant to the provision of its investment advisory and management services to the Company and shall provide to the Board such periodic and special reports as the Board may reasonably request. Advisor agrees that all records that it maintains for the Company are the property of the Company and shall surrender promptly to the Company any such records upon the Company’s request; provided that Advisor may retain a copy of such records.

2.            Allocation of Costs and Expenses.

(a)            Expenses Payable by Advisor. Except as provided below in Section 2(b), the Advisor shall pay all expenses related to its business and operations, including (i) legal and other expenses related to its formation and incurred in the conduct of its business, (ii) expenses related to the establishment of its infrastructure and equipment purchased to conduct its business, (iii) expenses incurred under contracts the Advisor enters into with third-party providers to assist in its delivery of investment advisory and management services, and (iv) providing compensation to its management and employees, as well as to any Sub-Adviser to whom the Advisor has delegated investment advisory services, for investment advisory services provided to the Company pursuant to this Agreement.

(b)            Expenses Payable by the Company. The Company shall bear all costs and expenses that are incurred in connection with its business and operations, including costs and expenses incurred in connection with the following matters:

(i)            forming the Company;

(ii)           preparing the Company for and conducting its initial public offering as well as any subsequent offerings it may undertake, including (a) legal and other expenses incurred in connection with the registration of the Company as an investment company under the Investment Company Act and the registration of Company shares under the Securities Act of 1933, as amended (the “Securities Act”) in connection with the initial public offering of these shares, (b) underwriting fees and expenses incurred in connection with the initial public offering of shares, (c) accounting fees incurred in connection with Company audits, including the initial audit of the Company in connection with the initial public offering of Company shares, (d) paying filing fees and other fees associated with the filing of a registration statement for the registration of shares, including notice filing fees paid to state officials, (e) paying exchange listing fees;

(iii)          the ongoing operations of the Company, including (a) legal fees and other expenses associated with providing ongoing advice to the Company in serving as fund counsel, (b) paying costs and expenses associated with preparing and making periodic and other filings with the SEC and other regulators, (c) paying investment management fees to the Advisor for services provided to the Company pursuant to the terms and conditions of this Agreement, (d) paying fees pursuant to contracts with Company service providers, including the Company’s administrator, custodian, transfer agent, shareholder servicing agent, independent valuation firms in connection with valuing Company assets in determining net asset values, (d) paying brokerage and other transaction costs for the purchase of securities by the Company or the sale of securities that it holds, (e) paying compensation due to independent directors in connection with serving as independent directors of the Company in accordance with the requirements of the Investment Company Act and reasonable expenses incurred by independent directors in providing these services, (f) paying fees to the Company’s independent public accountant in connection with conducting audits of the Company;

(iv)          paying interest on any debt the Company may incur in connection with its operations, including for the purpose of financing its investments;

(v)           federal, state and local taxes;

(vi)          proxy statements or other notices to stockholders, including printing costs and other proxy voting expenses;

(vii)         fidelity bond, directors and officers/errors and omissions liability insurance, and any other insurance premiums applicable to the Company; and

(viii)        indemnification payments.

3.            Compensation of Advisor. The Company agrees to pay, and Advisor agrees to accept, as compensation for the services provided by Advisor hereunder, a management fee (“Management Fee”) as hereinafter set forth. The Company shall make any payments due hereunder to Advisor or to Advisor’s designee as Advisor may otherwise direct. To the extent permitted by applicable law, Advisor may elect, or the Company may adopt a deferred compensation plan pursuant to which Advisor may elect to defer all or a portion of its fees hereunder for a specified period of time.

(a)            Management Fee. The Management Fee shall be payable once the Advisor begins to provide investment management services to the Company pursuant to the terms of this Agreement, and shall be calculated and payable quarterly in arrears based on the average value of the Company’s gross assets (including assets purchased with borrowed amounts) at the end of the two most recently completed calendar quarters. The Management Fee shall be 0.625% per quarter (2.50% annualized) of such average value. The Management Fee payable for any partial quarter shall be prorated based on the number of days in such quarter.

4.            Excess Brokerage Commissions. Advisor is hereby authorized, to the fullest extent now or hereafter permitted by law, to cause the Company to pay a member of a national securities exchange, broker or dealer an amount of commission for effecting a securities transaction in excess of the amount of commission another member of such exchange, broker or dealer would have charged for effecting that transaction, provided that the Advisor satisfies its duty of best execution in the circumstances. The Advisor shall be deemed to have satisfied its duty of best execution if Advisor determines in good faith, taking into account such factors as price (including the applicable brokerage commission or dealer spread), size of order, difficulty of execution, and operational facilities of the firm and the firm’s risk and skill in positioning blocks of securities, that the amount of commission paid is reasonable in relation to the value of the brokerage and/or research services provided by such member, broker or dealer, viewed in terms of either that particular transaction or its overall responsibilities with respect to the Company’s portfolio, and constitutes the best net results for the Company in the circumstances.

5.            Activities of Advisor. The services of Advisor to the Company are not exclusive, and Advisor and/or any of its affiliates may engage in any other business or render similar or different services to others, including the direct or indirect sponsorship or management of other investment-based accounts or commingled pools of capital, however structured, having investment objectives similar to those of the Company, so long as its services to the Company hereunder are not materially impaired thereby. Nothing in this Agreement shall limit or restrict the right of any member, manager, partner, officer or employee of Advisor or any such affiliate to engage in any other business, whether of a similar or dissimilar nature, or to receive any fees or compensation in connection therewith (including fees for serving as a director of, or providing consulting services to, one or more of the Company’s portfolio companies, subject to applicable law). So long as this Agreement or any extension, renewal or amendment remains in effect, Advisor shall be the only investment adviser for the Company, subject to Advisor’s right to enter into sub-advisory agreements. Advisor assumes no responsibility under this Agreement other than to render the services called for hereunder. It is understood that directors, officers, employees and stockholders of the Company are or may become “interested persons”, as defined in Section 2(a)(19) of the Investment Company Act, of Advisor and its affiliates as directors, members, managers, partners, stockholders, officers, employees or otherwise, and that Advisor and directors, officers, employees, partners, stockholders, members and managers of Advisor and its affiliates are or may become similarly interested in the Company as directors, officers, employees, stockholders or otherwise.

6.            Responsibility of Dual Directors, Officers and/or Employees. If any person who is a member, manager, partner, officer or employee of Advisor is or becomes a director, officer and/or employee of the Company and acts as such in any business of the Company, then such member, manager, partner, officer and/or employee of Advisor shall be deemed to be acting in such capacity solely for the Company, and not as a member, manager, partner, officer or employee of Advisor or under the control or direction of Advisor, even if paid by Advisor.

7.            Limitation of Liability of Advisor; Indemnification. Advisor and its affiliates and its and its affiliates’ respective directors, officers, investment committee members, employees, members, managers, partners and stockholders, each of whom shall be deemed a third party beneficiary thereof (collectively, the “Indemnified Parties”) shall not be liable to the Company or its subsidiaries or its and its subsidiaries’ respective directors, officers, employees, members, managers, partners or stockholders for any action taken or omitted to be taken by Advisor in connection with the performance of any of its duties or obligations under this Agreement or otherwise as an investment adviser of the Company, except to the extent specified in Section 36(b) of the Investment Company Act concerning loss resulting from a breach of fiduciary duty (as the same is finally determined by judicial proceedings) with respect to the receipt of compensation for services. The Company shall indemnify, defend and protect the Indemnified Parties and hold them harmless from and against all claims or liabilities (including reasonable attorneys’ fees) and other expenses reasonably incurred by the Indemnified Parties in or by reason of any pending, threatened or completed action, suit, investigation or other proceeding (including an action or suit by or in the right of the Company or its security holders) arising out of or in connection with the performance of any of Advisor’s duties or obligations under this Agreement or otherwise as an investment adviser of the Company. Notwithstanding the foregoing provisions of this Section 7 to the contrary, nothing contained herein shall protect or be deemed to protect the Indemnified Parties against, or entitle or be deemed to entitle the Indemnified Parties for indemnification in respect of, any liability to the Company or its security holders to which the Indemnified Parties would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of such Indemnified Person’s duties or by reason of such Indemnified Person’s reckless disregard of its obligations and duties under this Agreement (as the same shall be determined in accordance with the Investment Company Act and any interpretations or guidance provided by the SEC or its staff thereunder).

8.            Effectiveness, Duration and Termination.

(a)            This Agreement shall become effective as of the date above written. This Agreement shall remain in effect for two years after such date, and thereafter shall continue automatically for successive annual periods, provided that such continuance is specifically approved at least annually by:

(i)            the vote of the Board, or by the vote of holders of a majority of the outstanding voting securities of the Company; and

(ii)           the vote of a majority of the Company’s directors who are not “interested persons” (as such term is defined in Section 2(a)(19) of the Investment Company Act) of any party hereto, in accordance with the requirements of the Investment Company Act.

(b)            This Agreement may be terminated at any time, without the payment of any penalty, upon 60 days’ written notice, by (i) the vote of holders of a majority of the outstanding voting securities of the Company, (ii) the vote of the Board or (iii) Advisor.

(c)            This Agreement shall automatically terminate in the event of its “assignment” (as such term is defined for purposes of Section 15(a)(4) of the Investment Company Act); provided that nothing herein shall cause this Agreement to terminate upon or otherwise restrict a transaction that does not result in a change of actual control or management of Advisor.

9.            Third Party Beneficiaries. Nothing in this Agreement, either express or implied, is intended to or shall confer upon any person other than the parties hereto and the Indemnified Parties any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

10.            Amendments of this Agreement. This Agreement may not be amended or modified except by an instrument in writing signed by both parties hereto, but the consent of stockholders of the Company must be obtained in conformity with the requirements of the Investment Company Act.

11.            Governing Law; Waiver of Jury Trial. This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York, including Sections 5-1401 and 5-1402 of the New York General Obligations Law and New York Civil Practice Laws and Rules 327(b), and the applicable provisions of the Investment Company Act, if any. To the extent that the applicable laws of the State of New York, or any of the provisions herein, conflict with the applicable provisions of the Investment Company Act, if any, the latter shall control. The parties hereto unconditionally and irrevocably consent to the exclusive jurisdiction of the federal and state courts located in the State of New York and waive any objection with respect thereto, for the purpose of any action, suit or proceeding arising out of or relating to this Agreement or the transactions contemplated hereby. EACH PARTY HERETO IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY. The agreement of each party to waive its right to a jury trial will be binding on its successors and assigns and will survive the termination of this Agreement.

12.            No Waiver. The failure of either party hereto to enforce at any time for any period the provisions of or any rights deriving from this Agreement shall not be construed to be a waiver of such provisions or rights or the right of such party thereafter to enforce such provisions, and no waiver shall be binding unless executed in writing by all parties hereto.

13.            Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any law or public policy, all other terms and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to either party hereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

14.            Headings. The descriptive headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

15.            Counterparts. This Agreement may be executed in one or more counterparts, each of which when executed shall be deemed to be an original instrument and all of which taken together shall constitute one and the same agreement.

16.            Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service (with signature required), by facsimile, or by registered or certified mail (postage prepaid, return receipt requested) to the parties hereto at their respective principal executive office addresses.

17.            Entire Agreement. This Agreement constitutes the entire agreement of the parties hereto with respect to the subject matter hereof and supersedes all prior agreements and undertakings, both written and oral, between the parties hereto with respect to such subject matter.

18.            Certain Matters of Construction.

(a)            The words “hereof”, “herein”, “hereunder” and words of similar import shall refer to this Agreement as a whole and not to any particular Section or provision of this Agreement, and reference to a particular Section of this Agreement shall include all subsections thereof.

(b)            Definitions shall be equally applicable to both the singular and plural forms of the terms defined, and references to the masculine, feminine or neuter gender shall include each other gender.

(c)            The word “including” shall mean including without limitation.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first written above.

C1 FUND INC.

By:	/s/ Dr. Najamul Hasan Kidwai
Name: Dr. Najamul Hasan Kidwai
Title: President and Chief Executive Officer

C1 ADVISORS LLC

By:	/s/ David Hytha
Name: David Hytha
Title: Chief Financial Officer and Chief Compliance Officer